UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2010

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 7, 2010, Bruker Corporation, a Delaware corporation (“Bruker”) completed the previously announced acquisition of the Atomic Force Microscopy and Optical Industrial Metrology instruments businesses (the “Businesses”) of Veeco Instruments Inc., a Delaware corporation (“Veeco”). Pursuant to the terms of the Stock Purchase Agreement (the “Purchase Agreement”) among Veeco, Veeco Metrology Inc., an Arizona corporation (“Metrology”), and Bruker, dated as of August 15, 2010, Bruker AXS Inc., a direct wholly-owned subsidiary of Bruker, acquired all of the outstanding stock of Metrology.  Additionally, Bruker, through various foreign subsidiaries, acquired certain other assets and assumed certain liabilities related to the Business.  The aggregate cash purchase price paid by Bruker was $229.4 million.

Pursuant to the Purchase Agreement, Metrology, which is to be renamed Bruker Nano, Inc. (“Bruker Nano”), and Veeco have entered into various ancillary agreements, including (i) a Transition Services Agreement under which Veeco will provide certain services related to the Business to Bruker Nano and (ii) an Intellectual Property License Agreement pursuant to which (a) Bruker Nano will license certain patents to Veeco and (b) Bruker Nano will receive a right of first offer to perform services to integrate licensed technology into Veeco’s equipment.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this report and is incorporated herein by reference. We encourage you to read the Purchase Agreement for a more complete understanding of the transaction.

Item 7.01.  Regulation FD Disclosure.

On October 7, 2010, Bruker issued a press release announcing the completion of the acquisition and providing further details about the financial outlook for the acquired Businesses. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Number
	2.1	Stock Purchase Agreement among Veeco Instruments Inc., Veeco Metrology Inc. and Bruker Corporation, dated as of August 15, 2010.

	99.1	Press release dated October 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: October 7, 2010	By:	/s/ Brian P. Monahan
Brian P. Monahan
Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Name

2.1	Stock Purchase Agreement among Veeco Instruments Inc., Veeco Metrology Inc. and Bruker Corporation, dated as of August 15, 2010.
99.1	Press release dated October 7, 2010.